Exhibit 99.1

Press Release

Contacts
Industry Information	Investor Relations
Mariann McDonagh	Alan Roden
(631) 962-9430	(631) 962-9304
mariann.mcdonagh@verint.com	alan.roden@verint.com

Verint Systems Extends Networked Video Security Solution
with Acquisition of RP Security

Acquisition Provides Verint with Additional Capabilities
for the Mobile Transportation Security Market

MELVILLE, N.Y., September 7, 2004 – Verint Systems Inc.  (NASDAQ: VRNT), a leading provider of analytical software-based solutions for communications interception, networked video security and business intelligence, today announced the acquisition of privately-held, RP Sicherheitssysteme GmbH (“RP Security”), a developer of mobile video security technology for the transportation market.  RP Security, headquartered in Flensburg, Germany, was founded in 1999 and has approximately 50 employees.

RP Security’s technology has been developed specifically for the mobile transportation security market and includes DSP-based mobile devices, video processing technology and fleet video management software.  The acquisition extends the capabilities of Verint’s Networked Video Solution to further address the growing need for better security of transportation infrastructure, such as railways, buses and other mass transit systems, as well as emergency vehicles.  The acquisition also strengthens Verint’s presence in Europe.

“The acquisition of RP Security reinforces our strategy of acquiring companies with complementary technologies to broaden our portfolio of solutions,” said Dan Bodner, President and CEO of Verint Systems. “RP Securirty’s technology strengthens our video offering for the mobile transportation market and provides our customers with an effective solution to improve the security of their mobile infrastructure and enhance public safety.”

Verint Systems has acquired RP Security for approximately $9 million cash and 90,144 shares of Verint Common stock at closing and an earn-out over three years based on the sales and profitability of mobile video products in the transportation market during that period. The acquisition is expected to be non-dilutive to pro forma EPS in Fiscal 2004.

Verint Systems Extends Networked Video Solution
with Acquisition of RP Security
September 7, 2004

About Verint Systems Inc.

Verint Systems Inc., headquartered in Melville, New York, is a leading provider of analytic software-based solutions for communications interception, networked video security and surveillance, and business intelligence. Verint software, which is used by over 1,000 organizations in over 50 countries worldwide, generates actionable intelligence through the collection, retention and analysis of voice, fax, video, email, Internet and data transmissions from multiple communications networks. Verint is a subsidiary of Comverse Technology, Inc. (NASDAQ: CMVT).  Visit us at our website www.verint.com.

Note: Certain statements concerning Verint’s future revenues, earnings per share, results or prospects are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995.  There can be no assurances that forward-looking statements will be achieved, and actual results could differ materially from forecasts and estimates. Important risks, uncertainties and other important factors that could cause actual results to differ materially include, among others: changes in the demand for Verint's products; further decline in information technology spending; risks associated with acquiring and integrating the assets and business acquired from ECtel and RP Security including products and technologies, as well as retaining key employees and customers, which could result in a substantial diversion of management resources, the incurrence of contingent liabilities, amortization of certain identifiable intangible assets, research and development write-offs and other acquisition-related expenses; the uncertainty of customer acceptance of Verint’s products; aggressive competition may force Verint to reduce prices; Verint’s lengthy and variable sales cycle makes it difficult to predict operating results; dependence on contracts with governments for a significant portion of Verint’s revenues; inability to expand gross margin by reducing hardware in its product offerings; markets for Verint’s products failing to develop; risks that Verint’s intellectual property rights may not be adequate to protect its business; risks associated with rapidly changing technology and the ability of Verint to introduce new products on a timely and cost-effective basis; inability to maintain relationships with value added resellers and systems integrators;  risks associated with Verint's ability to retain existing personnel and recruit and retain qualified personnel; risks associated with changes in the competitive or regulatory environment in which Verint operates; risks associated with significant foreign operations, including fluctuations in foreign currency exchange rates; risks associated with Comverse Technology, Inc. controlling Verint’s business and affairs; and other risks described in filings with the Securities and Exchange Commission.  All documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Verint’s website at www.verint.com. Verint makes no commitment to revise or update any forward-looking statements.

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Verint, the Verint word mark, Actionable Intelligence, Powering Actionable Intelligence, STAR-GATE, RELIANT, LORONIX, SmartSight, Lanex and ULTRA are trademarks of Verint Systems Inc.  Other names may be trademarks of their respective owners.